Exhibit 99.1

FOR IMMEDIATE RELEASE

MC SHIPPING INC. TO BE ACQUIRED
BY BEAR STEARNS MERCHANT BANKING

NEW YORK, July 30, 2007 – MC Shipping Inc. (AMEX: MCX) and Bear Stearns Merchant Banking (“BSMB”) announced today the signing of a merger agreement providing for the Company to be acquired by a newly-formed entity controlled by BSMB.  Under the terms of the merger agreement, MC Shipping shareholders will receive $14.25 per share in cash, representing a total transaction value (including assumed debt and giving effect to the announced acquisition of three vessels from the Komaya Group) of approximately $284 million, in exchange for their MC Shipping shares.  The price of $14.25 represents a premium of 19.6% over the closing price of the Company’s common stock on July 27, 2007, 21.6% over the average closing price for the last 60 trading days and 30.8% over the average closing price for the last six months.

Concurrent with the signing of the merger agreement, the Company’s principal shareholders, Navalmar Transportes Maritimos LDA (an entity controlled by Enrico Bogazzi) and Weco-Rederi Holding A/S (an entity controlled by Johan Wedell-Wedellsborg), with collective ownership of approximately 53% of the common stock of MC Shipping, are selling their shares of Company common stock to BSMB at the same $14.25 price per share that is payable under the merger agreement.

The Transaction Committee of MC Shipping’s Board of Directors – which is comprised solely of directors who are neither Company officers nor affiliates of the former principal shareholders and was created to independently evaluate the transaction – recommended the merger to the Board of Directors.  The Transaction Committee received an opinion from DnB NOR Markets, Inc. with respect to the fairness, from a financial point of view, of the price to be received by Company shareholders in the merger.  Based on the Transaction Committee’s recommendation, the Board of Directors approved the transaction and resolved to recommend that MC Shipping shareholders adopt the merger agreement.  The representatives of the former principal shareholders resigned from the Board of Directors prior to its deliberations on the merger agreement.

A special meeting of MC Shipping shareholders has been scheduled for September 5, 2007 to vote on the merger agreement.  Shareholders of record on August 9, 2007 will be entitled to vote at this special meeting.  In order to be approved by shareholders, the merger agreement must be supported by the holders of at least two-thirds of the shares present and voting at the special meeting, but in no event less than a majority of the outstanding shares.  BSMB has agreed to vote its approximate 53% stake in favor of the adoption of the merger agreement.  Because completion of the merger is not conditioned on the receipt of any governmental or regulatory approvals, the merger is expected to close immediately following receipt of Company shareholder approval.  Shareholders who dissent from the merger will be entitled to assert appraisal rights under Liberian law.

The merger agreement includes a “go shop” provision that permits the Transaction Committee and its advisors to actively solicit alternative proposals from third parties for the next 35 days.  There can be no assurance that the solicitation of proposals will result in an alternative transaction, and MC Shipping does not intend to disclose developments with respect to this solicitation process until it is completed.  Provided that it has not elected to match such proposal, BSMB has agreed in the merger agreement to support a qualified superior proposal accepted by the Board of Directors (by tendering its shares or voting in favor of a merger, as applicable) if such superior proposal has a price per share of at least $15.00 and is not subject to a financing condition or other conditions more onerous than those contained in the merger agreement.  If the Company terminates the merger agreement with BSMB in order to accept an alternative proposal, the Company will be required to pay a termination fee of $7,750,000 to BSMB.

DnB NOR Markets served as the financial advisor to MC Shipping Inc. in connection with the transaction, and Milbank, Tweed, Hadley & McCloy LLP served as legal counsel.  HSBC Securities (USA) Inc. and Poten Capital Services, LLC served as financial advisors to BSMB, and Weil, Gotshal & Manges LLP served as legal counsel.

ABOUT MC SHIPPING INC.

MC Shipping Inc. is an international shipping company focused on maritime transportation of liquefied petroleum gas (LPG), with headquarters in Monaco and an office in London.  Presently, MC Shipping fully or partially owns and operates a fleet of 19 vessels, and has contracted to purchase 4 others, that serve the world’s major oil, gas, shipping and trading companies.

ABOUT BEAR STEARNS MERCHANT BANKING

BSMB, the private equity affiliate of The Bear Stearns Companies Inc. (NYSE: BSC), invests private equity capital in compelling buyouts, recapitalizations and growth capital opportunities alongside superior management teams.  BSMB focuses on making control or entrepreneur-driven investments.  Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies.  BSMB manages nearly $5 billion of private equity capital, including its current $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners.  Investments by BSMB include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci’s, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Doral Financial Corporation (NYSE: DRL),  Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore, Stuart Weitzman, Transamerican Auto Parts Company, Universal Hospital Services and The Vitamin Shoppe.  More information about BSMB is available at www.bsmb.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this press release could contain “forward-looking statements” that are based on current expectations and assumptions that involve risks and uncertainties, which could cause actual results to differ materially from those predicted.  For example, (i) MC Shipping Inc. may be unable to obtain the shareholder approval required for the merger and (ii) conditions to the closing may not be satisfied.  In addition, additional factors that could affect MC Shipping’s results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in MC Shipping’s filings with the U.S. Securities and Exchange Commission, including MC Shipping’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.  MC Shipping Inc. undertakes no obligation to update any forward-looking statement to conform to actual results or changes in the Company’s expectations, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, MC Shipping Inc. will make a proxy statement available to all shareholders.  INVESTORS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT MC SHIPPING AND THE PROPOSED MERGER.  Investors will be able to obtain free copies of the proxy statement and white proxy card (when available) at the MC Shipping Web site at www.mcshipping.com.

CONTACT:

MC Shipping Inc.
Alexander Gorchakov, +377 97 97 49 90
contact@mcshipping.com

Bear Stearns Merchant Banking
Melissa Daly / Elizabeth Patella
Brunswick Group, (212) 333-3810